Exhibit 99.2
October 24, 2008

Dear Fellow Shareholders:

In April, I wrote to you about our new company and anticipated A. H. Belo Corporation’s first year as a separate publicly-traded entity. I noted that it is important for me to communicate regularly about AHC’s progress and followed up with a letter in July outlining our decision to restructure the Company’s newspaper operations. A copy of my July letter can be accessed at www.ahbelo.com/investletter. It’s hard to imagine that much more could have changed since then, both for our industry and the marketplace. This letter is meant to give you some insight into how AHC’s Board and Management Committee have been working to respond to these external conditions, and how we currently see the next 18 months playing out — assuming market conditions remain fairly similar to today.

Let’s begin with the positives. A. H. Belo owns great assets in local markets that will be strong over the long term, and the Company’s brands, built on superior journalism over decades, enjoy a powerful presence in these markets. We have talented leaders who are totally dedicated to the Company’s success and understand how critical it is that we do everything possible to achieve profitability at the soonest time possible — while maintaining AHC’s ability to produce high-quality, proprietary content on a consistent basis. And, we have a balance sheet that will enable us to accomplish these goals.

The complexity of the task ahead is apparent to all of A. H. Belo’s constituencies — shareholders, directors, senior leaders, employees at every level of the Company, and our readers and advertisers. Events of the past 10 weeks have bound together these constituencies to a greater extent than at any time in memory, as cyclical economic forces have amplified the newspaper industry’s secular challenges. We can and will succeed by acting in a coordinated fashion that serves the Company’s best interests.

Here’s what we’re doing. The Board and Management Committee have undertaken numerous initiatives on parallel paths to construct a new business model for A. H. Belo that recognizes the secular changes underway in our industry and takes full advantage of our existing assets. This process is well underway and will likely take several more months to complete. Both internal and external resources are being used in support of these initiatives.
Continued . . .

AHC Shareholders
October 24, 2008
Page Two
More immediately, there is an intense focus on preserving core revenues and growing new revenue streams — both in print and online — that are incremental and sustainable. The launch of Briefing by The Dallas Morning News in August and the Company’s recently-announced investment and operating agreement with ResponseLogix are examples of these efforts. We have also implemented broad-based expense controls resulting in savings in excess of $50 million on an annualized basis, or 7 percent of last year’s total expenses.

The Management Committee is giving daily attention to the balance sheet with particular emphasis on capital expenditures, real estate monetization and the evolution of dividend policy as directed by the Board. We are actively and constructively discussing AHC’s future working capital needs with our bank group to ensure that the Company has the flexibility necessary to implement its evolving business plan. And, we continue to make selective investments in new business opportunities that build off of AHC’s core assets and competencies, and that may have applicability in markets beyond ours.

Specifically, some of the key actions taken or initiated since July include:
•	Executive vice presidents Jim Moroney and Skip Cass are jointly heading a Company-wide effort to improve our sales force effectiveness and go-to-market capabilities in meaningful ways. With core advertising revenue continuing to decline, this effort is the single most important factor in stabilizing core revenue over the intermediate term and developing new revenue streams both in print and online.

•	AHC’s digital and online efforts are focused on complementing the Company’s impression-based products in ways that deliver demonstrable return on investment for advertisers. As mentioned above, we are in the process of rolling out ResponseLogix, a lead-based management solution that allows auto dealers to follow up and track Internet and telephone sales leads from the first point of customer contact through purchase. AHC’s participation in the Yahoo! Newspaper Consortium is also beginning to yield results as we implement Yahoo!’s behavioral targeting capabilities. This advertising platform allows AHC to offer targeting on our own sites in addition to selling targeted online advertising to local audiences on Yahoo!’s sites. Already in 2008, DallasNews.com has driven nearly $1 million in incremental revenue in early-phase selling using Yahoo!’s behavioral targeting tools; full installation of these Yahoo! tools is expected to occur in all AHC markets by year end.

•	We are optimistic that the dramatic run-up in newsprint prices spurred by the merger of Abitibi and Bowater in late 2007 has run its course, and that total newsprint expense in 2009 should be lower as a result of better pricing and a wide range of newsprint reduction initiatives at AHC newspapers.
Continued . . .

AHC Shareholders
October 24, 2008
Page Three
•	The voluntary severance offer made at AHC’s newspapers in July resulted in the departure of 412 employees and annual expense savings of approximately $24 million. The subsequent reduction in force will be completed soon, and will result in approximately 90 fewer employees and savings of approximately $5 million annually. All employment expense reductions in 2008, taken as a whole, have reduced the size of our workforce by 13 percent and cut employment expense by approximately $30 million on an annualized basis. Additional savings will be realized as a result of adjustments to the Company’s various benefits plans, effective January 1, 2009.

•	Going forward, the Board has agreed on a compensation philosophy that freezes salaries at current levels for most employees effective November 1, 2008. There may be modest salary increases for selected personnel, as approved by a member of the Management Committee. Bonus opportunities for 2009 will be focused almost exclusively on revenue goals at every level of the Company.

•	For 2008, bonuses calculated under the Incentive Plan and the Performance Plan will mostly reflect the achievement of expense reduction targets. These bonus opportunities affect key management personnel who did not receive guaranteed bonuses as part of the spin-off from Belo Corp. in February. I will decline my bonus calculated under the Incentive Plan. The bonus pools established for each AHC operating company in place of the across-the-board bonus plan under Belo Corp. will be used sparingly and very judiciously.

•	The 2 percent profit-related contribution to employees’ individual 401(k) accounts will be suspended effective January 1, 2009 and will be reconsidered when AHC returns to profitability. The Company’s 401(k) match of up to 6 percent of employees’ base salaries will remain in place for 2009.

•	The Board of Directors proposes to reduce director fees by 20 percent effective at the 2009 Annual Meeting, which is the time such compensation is set for the ensuing year.

•	The Management Committee is reviewing again projected capital spending plans and we believe that capital expenditures can be brought to $18 million or less in 2009 and 2010.

•	In its review of dividend policy at its regular September meeting, the Board of Directors discussed the likelihood that the dividend will need to be suspended to preserve cash, while reaffirming its commitment to AHC being a dividend-paying company over the intermediate to long term. An amendment to AHC’s bank credit agreement announced today precludes the declaration of a dividend for the near term; more detail about this amendment is contained in our press release posted on www.ahbelo.com.
Continued . . .

AHC Shareholders
October 24, 2008
Page Four
•	We’ve selected CB Richard Ellis, a prominent national real estate firm, to recommend options for monetizing AHC real estate in Dallas and Providence that is unrelated to daily operations or can be included in a strategic plan to modify where daily operations take place. This will be a longer process than other initiatives we’ve undertaken, but should result in some property sales in 2009.
The Board and Management Committee are steering carefully between changing long-standing operating protocols and ensuring AHC’s continued ability to achieve and maintain competitive advantage in its markets. Accomplishing this balance is the best course to profitability, the restoration of shareholder value, and the perpetuation of distinctive journalism at A. H. Belo’s newspapers and Web sites that serve our fellow citizens. As always, we appreciate your support of these important joint objectives. I’ll stay in touch over the weeks and months ahead.

/s/ Robert Decherd
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission.